PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) dated as of the “Effective Date” (as hereinafter defined) by and between the parties listed on Exhibit A attached hereto and made a part hereof (individually and collectively “Seller”) and SOUTHSTAR DEVELOPMENT PARTNERS, INC. (“Buyer”).

WHEREAS, Seller is the owner of the Property; and

WHEREAS, Seller desires to sell the Property and Buyer desires to purchase the Property as provided in this Agreement.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties intending to be legally bound, do hereby agree as follows:

1.                  Recitations and Definitions.

(a)                The above recitals are incorporated herein by this reference.

(b)               The capitalized terms utilized in this Agreement shall have the meaning set forth below. Capitalized terms not defined in this Section shall have the meaning set forth where otherwise defined in this Agreement.

“Additional Deposit” shall mean the sum of Two Hundred Thousand Dollars ($200,000) which shall be paid by Buyer to Escrow Agent on or before November 4, 2011 if this Agreement has not been terminated on or before 1:00 p.m. (EST) on November 4, 2011.

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“Agreed Security” shall mean the bonding letters of credit or other security set forth on Exhibit B attached hereto and made a part hereof.

“Affiliated Website” shall have the meaning set forth in the definition of Excluded Property.

“Agreed Cure Items” shall mean the following items that Seller shall deliver on or before Closing: (i) the Closing Affidavit, (ii) documentation reasonably required by the Title Company to evidence that at Closing, upon payment of the payoff amount set forth in an estoppel letter from such lender holding the mortgage/deed of trust, that such lender will satisfy its loan(s) and release its mortgage/deed of trust which encumbers the Property, and (iii) evidence that each Seller is current and in good standing and has the company authority to consummate the transaction contemplated by this Agreement.

“Agreement” shall mean this Agreement, as same may be amended by written agreement signed by Seller and Buyer.

“Allocated Deposit” shall mean the Deposit as allocated among the Real Property in proportion to the Allocated Purchase Price of the Real Property to the Purchase Price.

“Allocated Expense” shall have the meaning set forth in the definition of Net Proceeds.

“Allocated Purchase Price” shall mean the Purchase Price as allocated among the Real Property as set forth on Exhibit C attached hereto and made a part hereof.

“Assignment” shall mean an assignment and bill of sale of all of Seller’s right, title and interest in the Contracts, Lease(s), Personal Property and Intangible Property, free of liens and encumbrances other than the Permitted Exceptions, which obligations being assigned shall be assumed by Buyer at Closing, in the form attached hereto as Exhibit D.

“Bank” shall mean BankAtlantic, FSB.

“Bluegreen Trademarks” shall mean the name “Bluegreen” and/or logos, trademarks, service marks “SM”, websites or domain names relating to “Bluegreen” or containing the name or logo of “Bluegreen”.

“Buyer” shall mean Southstar Development Partners, Inc., a Florida corporation.

“Cash Portion” shall have the meaning set forth in the definition of Purchase Price.

“Closing” shall mean the Closing of the sale of the Property from Seller to Buyer pursuant to this Agreement.

“Closing Affidavit” shall mean the Affidavit in the form of Exhibit E to be executed by the applicable Seller as to the portion of the Real Property owned by such Seller.

“Closing Date” shall mean December 2, 2011; provided, however, that the Buyer shall have the right to extend the Closing Date for up to two (2) periods, the first being until January 3, 2012 and the second (if previously extended to January 3, 2012) until February 3, 2012 (“Outside Closing Date”), upon written notice to Seller of such election prior to the Closing Date then in effect; provided, however, in no event (other than as provided in Section 8(c)) shall the Outside Closing Date be extended to a date later than February 3, 2012. The Closing Date, as provided earlier in this definition, may be further extended by Seller as provided in Section 8(c).

“Closing Location” shall have the meaning set forth in Section 9 of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated there under.

“Commitments” shall mean the title insurance commitments with respect to the Property which have been obtained by Buyer prior to the Effective Date as described on Exhibits F.

“Consent Condition” shall have the meaning set forth in Section 8(c) of this Agreement.

“Contingent Price” shall have the meaning set forth in Section 4(d) of this Agreement.

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“Contracts” shall mean those certain contracts set forth on Exhibit G attached hereto and made a part hereof existing as of the Effective Date and such other contracts as Seller enters into after the Effective Date, which are the Permitted Contracts and/or contracts approved (or deemed approved) by Buyer as provided in this Agreement. Except for the Permitted Contracts, Seller shall not enter into new contracts after the Effective Date without Buyer’s consent, which consent shall not be unreasonably withheld or delayed. Buyer shall either approve or disapprove such contract within five (5) business days of Seller’s delivery of such contract or such document as submitted by Seller to Buyer shall be deemed approved. Seller may enter into the Permitted Contracts without Buyer’s consent. Contracts specifically excludes Purchase Contracts and other Excluded Property.

“Cost Allocation” - “B” if it is a Buyer Cost or “S” if it is a Seller Cost:

__B__	Survey
__B__	Title Commitment or Abstract
__B__	Title Policy at promulgated rate on base policy (excluding endorsements required by Buyer)
__B__	Transfer tax on Deed
__B__	Recording of Deed
__S__	The costs of obtaining the Agreed Cure Items
__B__	Title premium on any endorsements or mortgagee policy, due diligence expenses, costs to process Site Plan, Buyer’s attorneys’ fees and all other costs and expenses incurred by Buyer.
__B__	Due diligence and financing costs incurred by or through Buyer.

Each party shall be responsible for payment of its own legal fees, except as provided in Paragraph 13(d) hereof. It is the intent of the parties that the Purchase Price is intended to be net to the Seller and that all transactional costs in connection with Closing shall, subject to the prorations set forth in Paragraph 10, be paid by Buyer.

“Deed” shall mean the special warranty deed, conveying title to each portion of the Property, subject only to the Permitted Exceptions, in the form attached hereto as Exhibit H-1 through H-3.

“Deposit” shall mean (i) the Fee, and (ii) the Initial Deposit and Additional Deposit, as and when delivered to Escrow Agent.

“Effective Date” as used herein shall be the date on which the last of Buyer and Seller signs this Agreement. For purposes of this Agreement, the term “business day” shall mean Monday through Friday, other than days which are State of Florida or national holidays in the United States of America. In the event that the Closing Date or other date for performance shall end on a date which is not a business day, then such date for performance shall be extended until the next business day thereafter occurring.

“Escrow Agent” shall mean the Ruden McClosky P.A.

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“Excluded Property” shall mean (i) the property described on Exhibit I attached hereto and made a part hereof, (ii) any cash or negotiable securities or security deposits or letters of credit which are in the name of Seller or have been provided by or on behalf of Seller, (iii) any notes/accounts receivable of any of the Sellers, (iv) to the extent the Seller enters into contracts with respect to the sale of lots within the Property which are entered into by any Seller in the ordinary course of business (“Purchase Contracts”), whereupon (a) to the extent there is a closing under such Purchase Contract, Seller shall retain all closing proceeds and the portion of the Property conveyed thereunder shall be Excluded Property and omitted from the Property, and (b) to the extent such Purchase Contract has not closed, such Purchase Contract(s) and the portion of the Property which is the subject of such Purchase Contract(s) shall be Excluded Property omitted from the Property, (v) any portion of the Property which, pursuant to this Agreement, is to become Excluded Property, (vi) Seller data base (regarding target owners and acquisitions), but the provisions of this subsection shall not apply to prospective buyers only as to portions of the Property, but the Excluded Property shall include prospective buyers of timeshare product from affiliates of Seller, (vii) Personal Property comprising inventory which is sold in the ordinary course of business, and (viii) any service marks “SM”, trade names, trademarks, websites or domain names maintained by Seller which includes the name or logo of “Bluegreen” or any derivation thereof, provided websites with respect to the Property only (“Property Websites”) shall not be Excluded Property but any websites as to affiliates of Seller (“Affiliated Websites”) or any hyperlink to such Affiliated Websites shall be Excluded Property. Within thirty (30) days after the Closing, the Buyer will “banner” or otherwise temporarily mark any portions of signage or Property Websites or marketing material or other documentation included with respect to the Property acquired by Buyer containing the Bluegreen name, service marks “SM”, logo or trademarks to indicate the new ownership, failing which upon five (5) days’ notice, Seller may do so at Buyer’s expense. Further, within thirty (30) days after the Closing, the Buyer shall cause all Bluegreen’s name, service marks, trademarks and logo located on the Property to be removed from or in connection with the Property (including, but not limited to, those on site or off site billboards), failing which upon five (5) days’ notice, the Seller may do so at Buyer’s expense. The provisions of this section shall survive Closing.

“Existing Litigation” shall mean those certain lawsuits described on Exhibit J attached hereto and made a part hereof which exist as of the Effective Date.

“Estoppel Condition” shall have the meaning set forth in Section 8(d) of this Agreement.

“Fee” shall mean the sum of Fifty Thousand Dollars ($50,000) which has been paid by Buyer to Seller prior to the Effective Date.

“Guarantor” shall mean J. Larry Rutherford.

“Hazardous Materials” or “Hazardous Substances” shall mean and include, but shall not be limited to any petroleum product, all hazardous or toxic substances, wastes or substances and any substances or organisms (including any mold or fungi) which because of their quantitated concentration, chemical, or active, flammable, explosive, infectious or other characteristics, constitute or may reasonably be expected to constitute or contribute to a danger or hazard to the health, safety or welfare of the general public or of any occupants of the Improvements or to the environment to the extent same violate Hazardous Waste Law.

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“Hazardous Waste Law” shall mean any applicable law or regulation (whether now existing or hereafter enacted or promulgated, as they may be amended from time to time) including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), 42 U.S.C. §9601 et seq.; the Toxic Substance Control Act (“TSCAS”), 15 U.S.C. §2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §1802; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §9601, et seq.; the Clean Water Act (“CWA”), 33 U.S.C. §1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f et seq.; the Clean Air Act (“CAA”), 42 U.S.C. §7401 et seq., the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., similar state laws and regulations adopted thereunder.

“Initial Deposit” shall mean the sum of Two Hundred Fifty Thousand Dollars ($250,000) to be paid by Buyer to Escrow Agent on the Effective Date.

“Intangible Property” or “General Intangibles” shall mean all of Seller’s right, title, and interest to the intangible property, if any, solely related to the Real Property, which shall include but not be limited to warranties, guaranties, governmental permits, permits, licenses, and prospect lists (related solely to the Property and not those that relate to any other property of Seller or Seller’s affiliates), except that Seller makes no representation or warranty of title or usage with respect to the Intangible Property and the Intangible Property shall specifically exclude the Excluded Property.

“Intellectual Property” shall mean all Property Websites, domain names, trade names, service marks “SM”, trademarks, symbols, names, or images relating solely to the Real Property, except the Seller makes no representation or warranty of title or usage with respect to the Intellectual Property and Intellectual Property shall specifically exclude the Excluded Property.

“Interim Management Agreement” shall mean the agreement in the form of Exhibit K attached hereto and made a part hereof and Intellectual Property shall specifically exclude any Excluded Property.

“Leases” shall mean all Seller’s right, title and interest as lessor in and to all leases pertaining to the Real Property, together with any remaining security therefore, including, without limitation, all security deposits, or advance rental deposits remaining. A true and correct schedule of Leases with all amendments thereto existing as of the Effective Date is to Seller’s Knowledge attached hereto as Exhibit L. After the Effective Date and prior to the Closing Date or any earlier termination of this Agreement, Seller shall not modify or terminate any Lease(s) or enter into any new leases without the written consent of the Buyer which consent shall not be unreasonably withheld or delayed. Following the Effective Date, Seller shall promptly provide Buyer with copies of any modifications and/or terminations of any existing Lease and/or new Leases which Seller proposes to enter into, together with reasonable supporting information of the type that a sophisticated and prudent landlord would reasonably require in order to be fully informed about and able to underwrite the transaction in question (e.g., financial information regarding the prospective tenant under any proposed new Lease, information as to landlord costs relating to the transaction [such as amount of leasing commissions, landlord construction costs, tenant allowances, etc.], and similar information). Buyer shall have five (5) business days from delivery of such modification, termination, request and/or new Lease (accompanied by all supporting information) to approve or disapprove same. If Buyer shall elect to disapprove such request, Buyer shall specify with reasonable specificity the basis for such disapproval within such five (5) business days and the failure of Buyer to respond within such time period shall be deemed an approval thereof.

“Net Proceeds” shall mean the gross proceeds received from any sources, including, but not limited to, sales proceeds, condemnation proceeds, insurance proceeds, financing proceeds or any other proceeds relating to all or any portion of the Specified Properties net as to each portion of the Specified Properties, the Allocated Expense for such portion of the Specified Properties in which the computation of Contingent Price is being computed. The term “Allocated Expense” as to each portion of the Specified Properties being sold, financed, condemned or as to which the portion of the proceeds is being received shall mean all bona fide third party expenses incurred by Buyer after the date of Closing (excluding any portion of the Closing expense and/or Purchase Price in connection with the purchase of the Property on the Closing Date incurred in connection with such portion of the Specified Properties), including, but not limited to, taxes and assessments prorated from and after Closing, insurance proceeds, costs of attorneys’ fees, documentary stamps, title insurance expense, brokerage commission and other third party costs incurred by Buyer in connection with the marketing and/or sale of such Specified Properties which are incurred after the Closing Date multiplied by a fraction, the numerator of which is the square footage of the portion of the Specified Properties in which such Contingent Price is being computed and the denominator of which is the original square footage of the applicable Specified Properties. For purposes of computing the Allocated Expenses, only the expenses relating to Lake Ridge property located in Dallas County, Texas will be included in the computation of Contingent Price as relates to any consideration received with respect to the Lake Ridge property and only the expenses incurred in connection with Braselton property located in Jackson County, Georgia shall be utilized in connection with the computation of the Contingent Price relating to consideration received with respect to the Braselton property.

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“Notice Location” shall mean (i) as to Seller: c/o Bluegreen Corporation, 4960 Conference Way North, Suite 100, Boca Raton, Florida 33431, Attention: Anthony M. Puleo, Telephone: (561) 912-8270, Facsimile: (561) 912-8123, E-mail: tony.puleo@bluegreencorp.com; with a copy to Ruden McClosky P.A., 200 East Broward Boulevard, 15th Floor, Fort Lauderdale, Florida 33301, Attention: Barry E. Somerstein, Esq., Telephone: (954) 527-2405, Facsimile: (954) 333-4005, E-mail: Barry.somerstein@ruden.com, (ii) as to Buyer: Southstar Development Partners, Inc., 255 Alhambra Circle, Suite 325, Coral Gables, Florida 33134, Attention: J. Larry Rutherford, Telephone: (305) 476-1515, Facsimile: __________________, E-mail: trutherford@southstardevelopment.com; with a copy to: Fower Rodriguez Valdes-Fauli, 355 Alhambra Circle, Suite 801, Coral Gables, FL 33134, Attention: Louis A. Espino, Esq., Telephone: (786) 364-8400, Facsimile: (786) 364-8401, E-mail: lespino@frvf-law.com; and (iii) as to Escrow Agent: Ruden McClosky P.A., 200 East Broward Boulevard, 15th Floor, Fort Lauderdale, Florida 33301, Attention: Barry E. Somerstein, Esq., Telephone: (954) 527-2405, Facsimile: (954) 333-4005, E-mail: barry.somerstein@ruden.com.

“Notification” shall have the meaning set forth in Section 3 of this Agreement.

“Operating Lessee” shall have the meaning set forth in Section 8(e) of this Agreement.

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“Outside Date” shall mean two (2) business days prior to the Closing Date.

“Owner’s Policy” shall have the meaning set forth in Section 6 of this Agreement.

“Permitted Contracts” shall mean the contracts which may be cancelled without penalty on no more than thirty (30) days’ written notice.

“Permitted Exceptions” shall mean (i) taxes and assessments for the year of Closing and all subsequent years; (ii) zoning restrictions and prohibitions imposed by governmental authority; (iii) matters set forth in this Agreement as Permitted Exceptions; (iv) the Contracts, (v) any matter created by Buyer or through Buyer; (vi) the Easement referred to in the definition of Excluded Property; (vii) all matters affecting title to the Property as of the Effective Date, subject to Buyer’s rights to object to title as set forth in Section 6; (viii) the obligation of the owner of the Real Property which the Buyer, its successors and assigns, shall be required to perform with respect to conveying portions of the property to various property owner associations, utility authorities and governmental authorities; and (ix) the Leases.

“Personal Property” shall mean all of Seller’s right, title and interest (if any) in articles of personal property which are placed upon or attached to the Real Property and any additions, improvements, replacements and alterations thereto located upon the Real Property as of the Effective Date, including (i) any express or implied warranty by the manufacturers of any item or component part thereof, if any, and other documents relating thereto; and (ii) all fixtures, machinery, utility and other deposits, equipment, attachments, appliances, furniture and other personal property of every nature whatsoever now owned or hereinafter acquired by Seller and located in, on, or used, or intended to be used in connection with the operation of the Real Property, buildings, structures and other improvements located on the Real Property including all extensions, additions, improvements, betterments, renewals and replacements of any of the foregoing, but Personal Property shall not include the Excluded Property.

“Property” shall mean the (1) Real Property; (2) Contracts; (3) Lease(s); (4) the Personal Property; (5) the Intangible Property; and (6) Intellectual Property; but the term Property shall not include the Excluded Property.

“Property Information” shall have the meaning set forth in Section 8(a)1 of this Agreement.

“Property Website” shall have the meaning set forth in the definition of Excluded Property.

“Prorations Time” shall mean midnight on the day prior to the Closing Date.

“Purchase Price” shall mean the aggregate of (i) Thirty-One Million Five Hundred Thousand Dollars ($31,500,000) (“Cash Portion”); plus (ii) the Contingent Price.

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“Real Property” or “Land” shall mean all real property owned by the Sellers with the exception of the Excluded Property. On or before October 26, 2011, the Buyer shall use good faith and diligent efforts to obtain the legal descriptions for the properties which shall comprise the Real Property, which legal descriptions shall include the legal description for each portion of the properties to be purchased by Buyer, including, but not limited to, the Specified Properties (“Legal Descriptions”). The Buyer, upon obtaining the Legal Descriptions, shall submit such Legal Descriptions to Seller for Seller’s review and approval in its sole and absolute discretion. In the event the Legal Descriptions include Excluded Property, Seller may object to the Legal Descriptions on or before the later of five (5) business days after receipt of the Legal Descriptions or October 31, 2011 by sending written notice to Buyer including a description of the Excluded Property to be omitted from the Legal Descriptions and an explanation of its objection. Buyer shall have five (5) business days from the date it receives Seller's objection to send written Notice to Seller of its election to either (a) accept the description of Excluded Property offered by the Seller; or (b) terminate the Agreement in which event Seller shall retain the Fee and the balance of the Deposit shall be returned to Buyer, this Agreement shall be deemed terminated and the parties released of all further obligations each to the other under this Agreement, except that the Buyer shall not be released of its Surviving Obligations. In the event the Buyer does not timely elect to terminate as provided in subsection (b) of this definition, the Buyer shall be deemed to have accepted the description of Excluded Property set forth in subsection (a) of this definition.

“Restrictive Covenant” shall have the meaning set forth in Section 12(e) of this Agreement.

“Returnable Documents” shall mean the aggregate of (i) all documents pertaining to the Property provided by Seller to Buyer, and (ii) all surveys, soil and other non-proprietary third-party prepared studies obtained by Buyer on or before any termination of this Agreement.

“Seller” shall mean the parties listed on Exhibit A.

“Seller’s Knowledge” shall mean the actual knowledge of Daniel C. Koscher, John M. Maloney, Jr., Anthony M. Puleo or Michael D. Kaminer, without investigation beyond their actual knowledge.

“Specified Contract” shall mean the contracts set forth on Exhibit G-1 attached hereto and made a part hereof.

“Specified Properties” shall mean the Braselton properties and the Lake Ridge tract commonly described as LR 24 containing approximately 225.14 acres and as shall be described as a portion of the Real Property.

“Survey Cure Period” shall have the meaning set forth in Section 6(b) of this Agreement

“Survey Defect” shall have the meaning set forth in Section 6(b) of this Agreement.

“Survey Defect Notice” shall have the meaning set forth in Section 6(b) of this Agreement.

“Surviving Obligations” shall mean the indemnities and obligations of Seller and Buyer (as applicable) which, pursuant to this Agreement, are specified as surviving termination of this Agreement.

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“Title Cure Period” shall have the meaning set forth in Section 6 of this Agreement.

“Title Company” shall mean First American Title Insurance Company or other national title company designated by Buyer and approved by Seller, such approval not to be unreasonably withheld or delayed.

“Title Defect” shall have the meaning set forth in Section 6 of this Agreement.

“Title Evidence” shall have the meaning set forth in Section 6 of this Agreement.

“Title Policy” shall mean an owner’s title insurance policy issued pursuant to the Commitments by the Title Company with respect to the Real Property in the amount of the Allocated Purchase Price (as allocated to the various portions of the Real Property on Exhibit N), subject only to the Permitted Exceptions.

“Title Review Date” shall mean the earlier to occur of: (i) October 31, 2011; or (ii) five (5) days after receipt of the Title Evidence for the Real Property.

2.                  Sale. On the Closing Date, Seller shall convey the Property to Buyer, as specifically provided in this Agreement.

3.                  Deposit.

(a)                Prior to the Effective Date, the Buyer delivered the Fee to Seller. On the Effective Date, Buyer shall deliver the Initial Deposit to Escrow Agent. In the event that this Agreement shall not have been terminated on or prior to November 4, 2011 at 1:00 p.m. (EST), the Buyer shall pay to Escrow Agent the Additional Deposit. The Initial Deposit and any Additional Deposit, as and when delivered to Escrow Agent, shall be deposited and, upon clearance of funds, held in escrow by Escrow Agent in accordance with the terms and provisions of this Agreement. Buyer shall deliver to Escrow Agent a W-9 form completed and executed by Buyer within two (2) days of the Effective Date. Upon receipt of such W-9 form, the portions of the Initial Deposit and Additional Deposit delivered to Escrow Agent shall be placed in an interest-bearing escrow account at the Bank pending the Closing Date or earlier termination of this Agreement.

(b)               The provisions of this Section 3 shall survive Closing or earlier termination of this Agreement.

4.                  Purchase Price. On the Closing Date:

(a)                The portion of the Deposit (then held by Escrow Agent) shall be paid by Escrow Agent to Seller; and

(b)               Buyer shall pay the Seller the Purchase Price in cash or by wire transfer of good federal funds to such account designated by the Seller, subject to prorations as provided in this Agreement and subject to a credit against the Purchase Price for the Deposit to the extent that the Deposit has been paid to Seller as of the Closing; and

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(c)                The Seller and Buyer hereby agree to allocate the Purchase Price among the Real Property as set forth in the Allocated Purchase Price set forth on Exhibit C and at Closing, the Allocated Deposit shall be applied to the Allocated Purchase Price for each Property then being purchased. The provisions of this Section 4(c) shall survive Closing; and

(d)               In addition to the Cash Portion, at Closing, the Buyer shall record against the Specified Properties a memorandum evidencing the Buyer’s and its successors’ and assigns’ obligations to pay to Seller the Contingent Price (the "Contingent Price Memorandum"). The Contingent Price shall be an amount equal to twenty percent (20%) of the Net Proceeds derived from or in connection with the sale, condemnation and/or other consideration derived from financings of all or any portion of the Specified Properties. The Buyer (its successors and assigns) agrees that in connection with any consideration that it receives in connection with the Specified Properties, the Buyer, its successors and assigns, shall provide Seller with a certification signed by the Chief Financial Officer of the Buyer, its successors and assigns, or a certified public accountant, certifying all gross revenues and Allocated Expenses with respect to each portion of each of the Specified Properties along with supporting documentation as requested by Seller. Such certification shall be provided by the Buyer, its successors and assigns, to Seller on the earlier of (i) quarterly (i.e., fiscal year) from and after Closing, or (ii) at least one (1) business day prior to the sale, refinancing, condemnation or other event in which the Buyer, its successors and assigns, shall receive consideration in connection with the Specified Properties. No less than ten (10) days prior to the closing of any resale or refinancing of any portion of the Specified Properties, Buyer shall send Seller its calculation of the Contingent Price allocable to said portion of the Specified Properties. Buyer and Seller shall cooperate in good faith to agree upon the Contingent Price allocable to said portion of the Specified Properties prior to the scheduled closing. When the parties reach agreement on the Contingent Price allocable to said portion of the Specified Properties, Seller shall deliver an estoppel letter to Buyer and the title agent for the closing specifying the agreed upon Contingent Price and agreeing to release the portion of the Specified Properties from the Contingent Price Memorandum upon receipt of the agreed upon Contingent Price. The Seller shall pay to Buyer each portion of the Contingent Price within ten (10) days of Buyer’s receipt of such consideration and, to the extent the Buyer, its successors and assigns, shall fail to pay such sums to Seller within such ten (10) day period, all such sums shall bear interest at the rate of twelve percent (12%) per annum from the date such sums are received by Buyer, its successors and assigns, until such portion of the Contingent Price is paid to Seller and, in addition thereto, the Buyer, its successors and assigns, shall be liable to Seller for all costs of collection, including, but not limited to, attorneys’ fees and court costs through all trial and appellate levels. The provisions of this paragraph shall survive Closing of this Agreement.

5.                  Deed. At the Closing, Seller shall convey the Real Property to Buyer by the Deed, subject only to the Permitted Exceptions.

6.                  Title; Survey and Environmental Reports.

(a)                On or before October 31, 2011, the Buyer shall have the right to obtain commitment(s) with respect to the Real Property issued by the Title Company (“Title Evidence” or “Commitment”), whereby the Title Company agrees to issue the Title Policy(ies) for the Real Property in the amount of the Purchase Price at Closing.

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(b)               Buyer shall review the Title Evidence, prior to the end of the Title Review Date. Buyer may notify Seller in writing (“Title Objection Notice”) of any matters in the Title Evidence obtained by Buyer which materially and adversely affects the marketability of title to the Real Property so that it (i) restricts the ability to operate the golf courses located on the Real Property substantially in the manner as presently operated or the ability to develop single family homes, pools and related improvements intended to be constructed on such lots; or (ii) as to un-platted tracts, materially and adversely impairs Buyer's ability to develop said tracts as single family homes or golf course communities in a manner substantially consistent with the Seller's present development plans (“Title Defects”). In the event that Seller does not for any reason cure the Title Defects within thirty (30) days of the Title Objection Notice or such shorter time as Seller may elect in writing and deliver evidence of such cure (“Title Cure Period”), Seller shall notify Buyer in writing as to which Title Defects remain uncured on or before the end of the Title Cure Period (or Seller shall be deemed to notify Buyer that it elects not to cure the uncured matters set forth in the Title Objection Notice as of the end of the Title Cure Period) and Buyer, at Buyer's option, may, prior to a date which is two (2) business days after the Title Cure Period: (i) elect to accept title to the Property subject to the Title Defects without any adjustment to the Purchase Price (in which event the remaining Title Defects shall be deemed Permitted Exceptions, except Seller shall be required to provide the Agreed Cure Items); or (ii) terminate this Agreement by written notice thereof to Seller prior to a date two (2) business days after the end of the Title Cure Period, whereupon this Agreement shall be terminated, the Fee shall be retained by Seller and the balance of the Deposit shall be returned to Buyer and both parties shall thereafter be released from all further obligations hereunder, except the Buyer shall remain liable for the Surviving Obligations. Notwithstanding anything contained in this Agreement to the contrary, on or before Closing, the Seller shall be required to provide the Agreed Cure Items. In the event Buyer timely provides a Title Objection Notice and the Seller does not cure the matters set forth in the Title Objection Notice, then Buyer shall be required, prior to a date which is two (2) business days after the Title Cure Period, to have elected one of the remedies set forth in Section 6(b)(i) or (ii) of this Agreement and, to the extent Buyer fails to do so, Buyer shall be deemed to have elected the remedies set forth in Section 6(b)(i) of this Agreement. In the event the Buyer does not timely deliver the Title Objection Notice to Seller, then all matters affecting title to the Property (other than matters to be cured by the Agreed Cure Items) shall be deemed to be Permitted Exceptions.

(c)                On or before October 31, 2011 (“Survey Review Date”), the Buyer shall have the right to obtain surveys of the Real Property having an effective date under such surveys after the Effective Date of the Agreement. To the extent that any of the surveys obtained by Buyer on or before the Survey Review Date indicate that there are any material encroachments with respect to the Real Property which adversely and materially affect the marketability of the Real Property, the Buyer’s ability to operate the golf courses located upon the Real Property substantially in the same manner as presently being operated or the ability to develop single family homes, pools or related improvements (outside of setback areas) intended to be constructed on the lots comprising portions of the Real Property (collectively “Survey Defect”), then Buyer shall have the right to notify the Seller in writing of such Survey Defect prior to the Survey Review Date of the Survey Defect (together with a copy of such survey) identifying such Survey Defect (“Survey Defect Notice”). To the extent such Survey Defect Notice is delivered to Seller on or before the Survey Review Date and the Seller does not cure such Survey Defect within thirty (30) days after receipt of such Survey Defect Notice or such earlier date as the Seller may designate in writing (“Survey Cure Period”), then the Buyer, at its option, shall have as its sole and exclusive remedy (i) the right to terminate this Agreement upon written notice to Seller delivered within two (2) business days after the Survey Cure Period, or (ii) to the extent that the Buyer does not elect to terminate this Agreement as set forth in subsection 6(c)(i) above, then the Buyer shall be deemed to have accepted such Survey Defect as a Permitted Exception and this Agreement shall remain in full force and effect without diminution in the Purchase Price.

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(d)               The Buyer shall have until October 31, 2011 to obtain environmental report(s) prepared by licensed environmental engineers and/or other licensed environmental consultants with respect to each portion of the Real Property (“Environmental Reports”). In the event that the Buyer shall provide Seller in writing on or before October 31, 2011 with the Environmental Report(s) with respect to any portion of the Real Property indicating that such portion of the Real Property has Hazardous Substances in violation of the Hazardous Substances Laws (“Environmental Substance Notice”) and prior to November 4, 2011, the Seller has not provided written notice to Buyer electing to remediate the Hazardous Substances in violation of the Hazardous Substances Laws set forth in the Environmental Substance Notice (“Hazardous Substance Cure Notice”), on or before November 4, 2011, then and upon the occurrence of such events, this Agreement shall terminate, the Seller shall retain the Fee and the balance of the Deposit shall be returned to Buyer, this Agreement shall terminate, and the parties released of all further obligations each to the other under this Agreement, except the Buyer shall not be released of its Surviving Obligations. To the extent the Buyer shall fail to deliver an Environmental Substance Notice on or before October 31, 2011 or, to the extent Buyer does timely deliver such Environmental Substance Notice to Seller and on November 4, 2011, the Seller provides the Hazardous Substance Cure Notice in writing to Buyer electing in its sole discretion to remediate the Hazardous Substances which violate the Hazardous Substances Laws as set forth in such Hazardous Substance Notice, then the conditions set forth in this subsection (6)(d) shall be deemed satisfied and this Agreement shall remain in full force and effect, whereupon to the extent Seller provides to Buyer the Hazardous Substance Cure Notice on or prior to November 4, 2011, the Seller shall be obligated to remediate such Hazardous Substances as set forth in the Hazardous Substance Cure Notice in a prompt and diligent manner, recognizing that the completion of such remediation may occur from and after the Closing. The provisions of this subsection shall survive Closing to the extent Seller provides such cure notice.

7.                  Representations and Warranties.

(a)                Seller further covenants, represents and warrants to Buyer as follows as of the Effective Date and as of the Closing Date, to wit:

(i)                 Seller has all necessary company power and authority to enter into this Agreement and to perform all of the obligations to be performed by Seller hereunder. Seller has all necessary company power and authority to execute and consummate this transaction and, subject to the satisfaction of the Consent Condition, no further Company consents joinders or authorizations from any governmental or private entity, corporation, partnership, firm, individual or other entity to execute, deliver and perform Seller’s obligations under this Agreement and for Seller to consummate the transactions contemplated hereby are required.

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(ii)               This Agreement has been duly and validly authorized, executed and delivered by Seller and this Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). All documents to be executed by the Seller and to be delivered to the Buyer or the Title Company at Closing shall be duly and validly executed and delivered by Seller.

(iii)             Seller is a “United States person” within the meaning of the Internal Revenue Code of 1986, as amended.

(iv)             To Seller’s Knowledge, Exhibit L is a true and correct schedule of Leases existing as of the Effective Date and, to Seller’s Knowledge, Seller has not received any written notices of default of Seller’s obligations under such Leases which remain uncured.

(v)               To Seller’s Knowledge Exhibit G is a true and correct schedule of the Contracts existing on the Effective Date and, to Seller’s Knowledge, Seller has not received any written notices of default of Seller’s obligations under such Contracts which remain uncured.

(vi)             As of the Effective Date, except for the Existing Litigation, there is no action, suit or litigation threatened against Seller and to the best of Seller’s knowledge, there is no action, suit or litigation pending which would be binding upon the Buyer with respect to the Property after Closing. Seller agrees that with respect to the Existing Litigation, the Seller shall indemnify and hold the Buyer harmless for any liability with respect to the Existing Litigation; provided, however, that in connection with (i) the claim from Community Cable Services against Bluegreen Communities of Georgia, LLC, the Buyer acknowledges that to the extent that the Cable Company elects to provide cable service with regard to Sanctuary Cove, that such Cable Company presently has the exclusive right to provide such cable service, and (ii) in connection with the tax and/or assessment challenges with respect to The Bridges and/or Vintage Oaks, whereby the Seller is challenging such taxes and seeking a reduction/refund with respect thereto, the Seller shall be entitled to all refunds for such taxes for all tax years prior to 2011 and to the extent of any refund for the tax year 2011, the Seller shall be reimbursed for the costs of such tax challenge (including attorneys’ fees) and the balance of such refund shall be prorated. The provisions of this section (vi) shall survive Closing for applicable the statute of limitations.

(vii)           To Seller’s Knowledge, attached to this Agreement as Exhibit O are materially true and complete financial statements, current as of year-end 2010, for the various property owners’ associations which administer the Real Property (“Associations”). To Seller’s Knowledge, the financial statements on Exhibit O accurately reflect the financial condition of each property owner's association as of year-end 2010.

(viii)         To Seller’s knowledge, the Seller has not received written notice of any material breach of Seller’s obligations to the Associations which have not been cured prior to the date hereof, other than the matters pertaining to the Existing Litigation.

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Seller agrees to promptly notify Buyer in writing of any event or condition of which Seller has actual knowledge which occurs prior to Closing hereunder, which causes a change in the facts related to, or the truth of any of the above representations set forth in this Section 7(a). If prior to Closing Buyer becomes aware (whether through its own efforts or notice from Seller or otherwise), that any of the representations or warranties made by Seller are untrue or inaccurate or Seller shall notify Buyer that a representation made by Seller is untrue or inaccurate and if such representation or warranty is both (i) material, and (ii) materially untrue, inaccurate or incorrect and it is not cured or corrected by Seller on or before the Closing Date, then the Buyer as its sole remedy for any such materially untrue, inaccurate or incorrect material representation or warranty shall elect either (x) elect a remedy set forth in Section 13(b) if Seller had Seller Knowledge of such breach of such representation or warranty on the Effective Date, or (y) if Seller did not have Seller Knowledge on the Effective Date, then as Buyer’s sole remedy is either to (a) waive such misrepresentation and/or breach of warranty and consummate the transaction without reduction of or credit against the Purchase Price, or (b) terminate this Agreement by giving notice to Seller on or before the Closing Date, in which event this Agreement shall terminate, the Deposit (then held by Escrow Agent) shall be returned to Buyer, and the parties shall be released of all further obligations each to the other, except Buyer and Seller shall not be released of their respective Surviving Obligations.

Except as to Section 7(a)(vi), if Buyer notifies Seller within six (6) months after Closing that Buyer discovered post-closing that any representation or warranty made in this Section 7(a) was not true and correct in any material respect and specifying the breach with particularity, Buyer shall have available all remedies at law or in equity as a consequence thereof, subject to the limitations set forth in Section 17 below. Except as to Section 7(a)(vi), if Buyer does not notify Seller of the breach of any of Seller’s representations and warranties set forth in this Section 7(a) and institute a lawsuit therefore in a court of competent jurisdiction within six (6) months after the Closing, Buyer shall be deemed to have waived all of its rights to claim and sue for any breach by Seller of any of its representations and warranties made in this Section 7(a). In addition, if on or prior to Closing Buyer discovers a breach of any of Seller’s representations and warranties set forth in this Section 7(a) and Buyer does not notify Seller of such breach, Buyer shall be deemed to have waived all of its rights to claim and sue for any such breach by Seller of any of Seller’s representations and warranties made in this Section 7(a).

(b)               Buyer covenants, represents and warrants unto Seller as follows as of the Effective Date and as of the Closing Date, to wit:

(i)                 Buyer has, subject to satisfaction of the Consent Condition, all necessary company power and authority to enter into this Agreement and to consummate the transaction contemplated by this Agreement and does not need any further Company consents, joinders or authorizations from any governmental or private entity, corporation, partnership, firm, individual or other entity to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(ii)               Buyer is a corporation, duly organized, validly existing and in good standing under the laws of Florida.

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(iii)             This Agreement and all documents executed by the Buyer that are to be delivered to Seller at Closing (i) are, at time of Closing, or will be duly authorized, executed and delivered by Buyer, and (ii) do not and will not at the time of Closing violate any provisions of any agreement or judicial order to which Buyer is a party.

(iv)             Buyer’s execution and delivery of this Agreement and any documents required to be delivered by Buyer at Closing and the Buyer’s compliance with the provisions thereof will not conflict with or constitute a breach or default under any provisions of any applicable law, rule, regulation or order of any court, administrative agency, bureau, board, commission, office, authority, department or other governmental entity.

(v)               No consents are required to be obtained from and no filings are required to be made with any governmental authority or third party in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

(vi)             Buyer is not a party to or bound by any agreement or obligation or subject to any restriction or any applicable law, rule, regulation or order of any court, administrative agency, bureau, board, commission office, authority, department, or other governmental entity which might result in a material impairment of the rights or ability of Buyer to perform its obligations to purchase the Property under this Agreement at Closing.

(c)                The provisions of this Section 7 shall survive for a period ending on the earlier of (i) six (6) months following Closing, except the provisions of Section 7(a)(vi) shall survive for the applicable statute of limitations, or (ii) until the earlier termination of this Agreement.

8.                  Inspection, Consent Condition and Estoppel Condition.

(a)                Prior to the Effective Date, Seller has made available to Buyer such information as Buyer has requested of Seller with respect to the Property, including, but not limited to, Leases, site plans, surveys, existing title policies, environmental reports concerning the Property, Contracts, licenses and permits, and the materials referred to below, to the extent in Seller’s actual possession excluding proprietary information or attorney/client privileged information (collectively “Property Information”). The Buyer acknowledges (i) the Property Information may have been prepared by third parties and may not be the work product of Seller or Seller’s affiliates, (ii) neither Seller nor any of its affiliates has made an independent investigation or verification of the accuracy or completeness of the Property Information, (iii) the Property Information delivered or made available to Buyer is without any representation or warranty except as expressly set forth in this Agreement, (iv) the Buyer is relying solely on its own investigation, examination and inspection of the Property and Property Information and is not relying in any way on the Property Information made available by Seller or its affiliates or any of their agents or representatives, and (v) the Seller expressly disclaims any representations or warranties with respect to the Property or the Property Information other than as specifically set forth in this Agreement and the Buyer releases Seller and its affiliates and their agents and representatives from any liability with respect thereto.

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(b)               Buyer, its agents, employees and representatives shall have reasonable access to the Property during normal business hours subsequent to the Effective Date and prior to Closing or earlier termination of this Agreement with full right to: (i) inspect the Property, including conducting a Phase 1 environmental site assessment and, subject to the further provisions of this Section 8(b), further environmental testing; and (ii) to conduct reasonable tests thereon, and to make such other examinations with respect thereto as Buyer, its counsel, licensed engineers, surveyors or other representative may deem reasonably necessary; provided, however, Buyer shall not conduct any Phase II environmental assessment or any subsurface or environmental investigations of the Property (excepting only a non-invasive Phase 1 environmental assessment) without Seller’s prior written consent, which consent shall not be unreasonably withheld. Any tests, examinations or inspections of the Property by Buyer and all costs and expenses in connection with Buyer's testing, examination and inspection of the Property shall be at the sole cost of Buyer and shall be performed in a manner not to unreasonably interfere with Seller's ownership or operation of the Property or increase Seller's liability with respect to Seller's ownership of the Property, however, this shall not be deemed to apply to Hazardous Substances which are presently located on or beneath the Property and which are discovered as a result of such test studies, investigations or inspections. Buyer shall immediately remove or bond to Seller's reasonable satisfaction any lien of any type which attaches to the Property by virtue of any of Buyer's inspections, examination or testing or other activities with respect to the Property. Upon completion of any such inspection, examination or test, Buyer shall restore any damage to the Property caused by such inspection, examination or test or by Buyer's or its agents' actions or other activities. Buyer hereby indemnifies, defends and holds Seller harmless from all loss, liability, cost or expense (including, but not limited to, reasonable attorneys' fees and court costs), damages, liens, claims (including, without limitation, mechanics' and materialmen's liens or claims of liens), actions and causes of action arising or resulting from or relating to Buyer's (or Buyer's agents, consultants, engineers, employees or representatives) entering upon the Property and performing such tests, studies, investigations or inspections of the Property but excluding therefrom any indemnification by Buyer for Hazardous Substances (hereinafter defined) which are presently located on or beneath the Property which are discovered as a result of such test studies, investigations or inspections, whether pursuant to this Paragraph or otherwise, failure to pay all costs and expenses in connection with Buyer’s due diligence and/or otherwise in connection with Buyer’s or its agents' activities onto the Property, including, but not limited to, Buyer's failure to remove or bond any lien placed on the Property as a result of Buyer's inspection. Buyer may engage only licensed and insured independent contractors, subcontractors or consultants to assist with any environmental investigation of the Property (Phase I and/or Phase II); however, no contractual, legal or other relationship will be created between Seller and any such contractor, subcontractor or consultant as a result. This Agreement shall not create any obligation on the part of Seller to pay or to see that the payment of any sum is made to any such contractor, subcontractor or consultant.

(c)                It shall be a condition precedent to the Buyer’s obligation to purchase the Property (the “Consent Condition”), that on or before the Closing Date, that the Seller shall obtain all necessary consents to transfer the Specified Contracts to Buyer or the Seller (in its sole discretion) agrees to sublet the obligations under the Specified Contracts to Buyer, whereby Buyer will agree to perform the obligations under the Specified Contracts in favor of Seller and Seller will then perform such obligations to the other party under such Specified Contract(s) (“Contract Sublet”).

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In the event that the Consent Condition has not been satisfied on or before a date two (2) business days prior to the Closing Date and the Seller is not willing to elect in writing (in its sole discretion) to omit such Specified Contract(s) from the Property, then Buyer shall have the right to terminate this Agreement upon written notice to Seller prior to the day immediately preceding the Closing Date, whereupon this Agreement shall terminate, the Deposit (then held by Escrow Agent) shall be returned to Buyer, and the parties shall be released of all further obligations each to the other under this Agreement, except Buyer and Seller shall not be released of their respective Surviving Obligations. If the Consent Condition is satisfied, the Seller has agreed in writing to omit such Specified Contract(s) for which Consent is required to transfer to Buyer and such consent was not obtained, or the Buyer fails to elect to timely terminate this Agreement on the date immediately preceding the Closing Date as provided above, then in any of such events, the Consent Condition shall be deemed satisfied or waived and the Buyer shall close on the Closing Date.

In the event the Consent Condition has not been satisfied on or before a date which is two (2) business days prior to the Closing Date, the Seller, at its option, shall have the right to extend the Closing Date (for a period of up to an additional thirty (30) days) upon written notice to Buyer.

(d)               It shall be a condition to Buyer’s obligation to close under this Agreement that the Buyer obtains an estoppel signed by the party (other than Seller) under the Specified Contracts certifying that the applicable Seller is current and in good standing under such Specified Contract(s), or the Seller (at its exclusive option) shall either provide a Seller’s certificate certifying that such applicable Seller is current and in good standing under such Specified Contract(s) or shall exclude as Excluded Property such Specified Contract(s) from the Contract(s) to be transferred to Buyer (“Estoppel Condition”) or Buyer shall waive such Estoppel Condition. In the event the Estoppel Condition is not satisfied or waived by Buyer on or before the Outside Date, then Buyer shall have the right to elect to terminate this Agreement by delivering written notice to Seller prior to the end of the Outside Date, whereupon this Agreement shall terminate, the Deposit (then held by Seller) shall be returned to Buyer and the parties released of all further obligations each to the other, except as to the Surviving Obligations of Buyer. In the event the Estoppel Condition is satisfied by Buyer on or prior to the Outside Date, or Buyer fails to timely elect to terminate this Agreement pursuant to this Section 8(d), then the Estoppel Condition shall be deemed satisfied or waived and Buyer shall close on the Closing Date.

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(e)                Notwithstanding anything herein to the contrary, Seller shall reasonably cooperate with Buyer, at Buyer’s sole cost and expense, to either (i) obtain the transfer of the liquor license(s) with respect to the Property from the Seller to Buyer, or to its affiliate (“Operating Lessee”), as may be designated by Buyer, if the same shall be transferable under applicable law, or (ii) in the event that said license(s) are not transferable, terminate Seller’s liquor license and cooperate in Buyer’s or Operating Lessee’s efforts to obtain a new liquor license for the Property. If Operating Lessee has not obtained new liquor licenses with respect to the Property by the Closing Date, and if permitted under applicable law, then, so long as Buyer and/or Operating Lessee notifies Seller in writing at least seven (7) Business Days before the Closing Date that Buyer and/or Operating Lessee elects to enter into the same with the Seller, such Seller, on the one hand, and Buyer and/or Operating Lessee, on the other hand, shall execute and deliver, at the Closing, an Interim Management Agreement with respect to such Property to allow Operating Lessee to operate the alcoholic beverage operations at such Property utilizing the same liquor licenses which Seller currently utilizes. The term of the Interim Management Agreement shall be from the Closing Date through the earlier of the date which is one hundred twenty (120) days thereafter, or the date Operating Lessee obtains its own liquor license for the Property. Under the Interim Management Agreement, among other things, (i) Seller shall be named as an additional insured on Buyer’s or Operating Lessee’s commercial general liability insurance and dram shop liability policy (which policy must contain a liquor service endorsement) with respect to the Property; (ii) the parties shall use reasonable efforts to maintain in full force and effect, and if necessary renew, each applicable liquor license during the term of the Interim Management Agreement; and (iii) Seller shall be protected, defended, indemnified and held harmless from and against any and all claims arising out of or in connection with the alcoholic beverage operations at the Property and for any other liability for Seller acting under the Interim Management Agreement, on or after the Closing Date, except to the extent such claims result from the gross negligence or willful misconduct of Seller. Buyer shall bear all costs of preparing, executing and performing under each Interim Management Agreement (which shall be in form and content reasonably acceptable to Seller), including, payment of all costs incurred by Seller of performing thereunder.

9.                  Closing. The closing of the sale of the Property from Seller to Buyer (“Closing”) shall take place at the offices of the Escrow Agent located at 200 East Broward Boulevard, Fort Lauderdale, Florida 33301 or such other location mutually agreed to in writing by Seller and Buyer (“Closing Location”), commencing at 10:00 a.m. on the Closing Date. In lieu of attending Closing, upon the written request of either Seller or Buyer, the Closing shall be effectuated as an “Escrow Style” Closing, whereby all closing proceeds and documents are delivered to the issuing agent for the Title Company (“Closing Agent”) in escrow on or before 10:00 o’clock a.m. on the Closing Date and upon receipt of such proceeds and documents, Closing Agent shall disburse same to the appropriate party pursuant to escrow instructions provided by each party consistent with the provisions of this Agreement, which separate escrow instructions shall be reasonably acceptable to counsel for Seller and Buyer in order to effectuate Closing as contemplated by this Agreement on the Closing Date in accordance with the provisions of this Agreement. Each party shall deliver the money and documents required to be delivered at Closing to the Closing Agent on or before the Closing Date.

10.              Closing Costs, Prorations and Documents.

(a)                The parties shall bear the closing costs in accordance with the Cost Allocation.

(b)               At Closing, the applicable Seller shall deliver to Buyer a copy of the company resolution of each Seller approving the transaction contemplated by this Agreement, and all other documents contemplated in this Agreement to be provided by the applicable Seller at Closing including but not limited to the following as to each Real Property:

(i)                 Deed. The Deed.

(ii)               Assignment . The Assignment.

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(iii)             FIRPTA. A FIRPTA Non-Foreign Transferor Certificate in accordance with Section 1445 of the Internal Revenue Code in form and content reasonably satisfactory to the Title Company, Buyer and Seller.

(iv)             Contracts and Leases. The originals or copies of all of the Contracts and Lease(s).

(v)               Sale Notice. Signed statement or notice form to the purchasers or tenants of the Real Property, in form reasonably acceptable to the parties, notifying such purchasers or tenants of the sale and the name and address of Buyer.

(vi)             Title Cure Items. Title Cure Items.

(vii)           The Interim Management Agreement. To the extent permitted by applicable law, the Seller will cause the holder of the existing liquor license to enter into an Interim Management Agreement with Buyer for any Property which has a liquor license and Buyer has not been able, despite good faith efforts to have such liquor license transferred to Buyer or its designee by the Closing Date. The Buyer agrees to commence to process the transfer the liquor license(s) promptly after the Effective Date, but Buyer shall not effectuate such transfer(s) of any liquor license until Closing or such later date as Buyer may effectuate such transfer acting with due diligence.

(viii)         Association Transfer Documents. The applicable Seller agrees at Closing that to the extent any designees of such Seller are officers or directors of any property owner’s association which administers Property, the applicable Seller, to the extent within its control, will cause its designees to resign as such officers and directors and, to the extent that the applicable Seller still retains rights as declarant (which have not been turned over to the various associations), then at Closing, the applicable Seller shall assign without recourse or warranty its rights as declarant with respect to such property owner’s documents. At Closing, the Buyer shall designate new officers and directors and assumes the obligations of the applicable Seller as declarant (collectively “Association Transfer Documents”).

(ix)             Registration Documents. The parties acknowledge that there are existing land registration and renewals of such registrations required under both federal and state laws pertaining to the continued sales of property within various of the Properties, as more particularly described on Exhibit P. The Seller agrees that prior to Closing, it shall continue in the ordinary course of business to renew such registration filings and, to the extent any such registrations have not been completed as of the Closing, the Buyer shall, at Closing, assume such obligations of the applicable Seller with respect to such registrations, the obligations under such registrations amend same to the extent required to reflect Buyer’s ownership of the Property and be obligated to complete, renew, perform and maintain, as necessary, all registrations and obligations under the registrations with respect to the Properties from and after the Closing (collectively “Registration Documents”). The parties acknowledge that at Closing, Seller shall have the right to file with the Consumer Finance Protection Bureau a notice of voluntary suspension with regard to the active registrations in effect for the Property reflecting that the Seller sold the Property and is no longer the owner of the Property. From and after Closing, the Buyer represents and warrants that it shall be the Buyer’s obligation to register the Property it acquires with the Consumer Finance Protection Bureau and shall not make sales of any portion of the Property until such time as it does re-register the Property with the Consumer Finance Protection Bureau or there is an applicable exemption under law which does not require such registration. The provisions of this Section 10(b)(ix) will survive Closing.

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(x)               Indemnity. At Closing (i) the applicable Sellers that are parties to the Existing Litigation set forth on Exhibit J shall indemnify and hold the Buyer harmless for all loss, cost and expenses, including, but not limited to, reasonable attorneys’ fees and court costs through all trial and appellate levels in connection with the existing litigation, provided that such indemnity shall be subject to the limitations set forth in Section 17 of this Agreement, and (ii) Bluegreen Corporation shall indemnify and hold the Buyer harmless for all rollback taxes, including any interest or penalties thereon with respect to the rollback tax challenges referred to on Exhibit J-1 attached hereto relating to tax years prior to 2011 with respect to the Property provided such indemnity shall be subject to the limitations set forth in Section 17 of this Agreement.

(xi)             Tax Challenge. At Closing, the Buyer and Sellers shall enter into an agreement prepared by Seller in form reasonably acceptable to the Buyer, recognizing that the Seller shall be entitled to all refunds for taxes and assessments for tax years prior to 2011 as provided in Section 7(a)(vi).

(xii)           Memorandum of Contingent Price. At Closing, the Buyer and Seller shall enter into a Memorandum reflecting the obligation of Buyer, its successors and assigns, to pay the Contingent Price as set forth in this Agreement (“Memorandum of Contingent Price”), which Memorandum of Contingent Price shall be a Permitted Exception and shall be recorded against the Specified Properties at Closing.

(xiii)         Miscellaneous. The following additional items to the extent in Seller’s possession:

(1)               any transfer tax declaration, if any, required to be filed in connection with the recording of the Deed as described on Exhibits Q-1 through Q-3 attached hereto; and

(2)               any other documents required by this Agreement to be delivered by the applicable Seller or that are otherwise reasonably required to consummate the transaction expressly contemplated by this Agreement.

(c)                At Closing, Buyer shall execute and deliver (as applicable) the Allocable Purchase Price, the Assignment, corporate resolution of Buyer approving the transaction contemplated by this Agreement, Sale Notice, Interim Management Agreement (if applicable), Association Transfer Documents, Registration Documents, Memorandum of Contingent Price and all other consideration and all other documents contemplated in this Agreement to be provided by Buyer at the Closing. Additionally, at Closing, the Buyer will enter into an agreement with Seller agreeing to provide Seller access to the books and records pertaining to the Property for matters occurring prior to Closing and to permit Seller reasonable access to the Property and Buyer’s employees and to agree to allow Buyer’s employees to provide information and/or testimony with respect to the Property (and prior properties sold).

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(d)               At Closing, the Seller shall deliver to Buyer the Restrictive Covenant.

(e)                At Closing, both Buyer and Seller shall execute a closing statement in customary form.

(f)                Additionally, the parties agree that (except as otherwise provided in this Agreement) all income and expenses with respect to the Property shall be prorated as of the 11:59 p.m. on the Prorations Time. The following adjustments are to be computed and determined as of the Prorations Time, to wit:

(i)                 With respect to the Lease(s), Buyer shall receive a credit against the Purchase Price for (x) any prepaid rent under any Lease(s), i.e., relating to any period commencing on or after the Proration Time, and (y) any remaining security deposits (if any) (net of those utilized after a tenant default, if any). If any security deposits shall be held by Seller in the form of letters of credit or surety bonds, Seller shall assign its rights thereunder to Buyer and shall cooperate reasonably with Buyer in respect of the reissuance of any such letters of credit or bonds in the name of Buyer, with any costs for such reissuance to be paid by Buyer, i.e., unless the same shall be payable by the tenant in question.

(ii)               Seller shall receive a credit against the Purchase Price for any prepayment of obligations under any of the Contracts or other prepaid expenses.

(iii)             Buyer shall receive credit for all rents and other payments or charges owing under the Leases collected by Seller (including but not limited to prepayments, reimbursements and/or "pass-throughs" for maintenance and repairs, insurance premiums, common area maintenance and other maintenance fees, parking fees, utilities and assessments) as may be allocable to any period commencing on or subsequent to the Proration Time.

To the extent of any unpaid rent (base and/or additional rent) which has not been paid at Proration Time, the parties shall not prorate such unpaid rent but rather each party will account for and remit to the other party such other funds, if any, as either may owe the other, as and when such funds are received following Proration Time as follows: (aa) any rent which is owed by a tenant for the month of Proration Time and which is collected during the month of Proration Time shall be prorated between the parties, (bb) any other rent collected following the Proration Time shall be applied first to rents accruing for any period after Proration Time and then toward any rent which is owed for the period prior to the month of Proration Time (if any).

Buyer shall not have any obligation to institute any legal proceedings against any tenant, lessee or occupant to collect any past due or other rent.

(iv)             Taxes and assessments with respect to the Property.

(v)               Operating expenses pertaining to the Property.

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(vi)             In the event that, subsequent to the Effective Date, and prior to Closing, Seller shall enter into any new lease (each a “New Space Lease”), then, provided that Buyer shall have approved such New Space Lease(s) in accordance with the procedures set out in the definition of “Leases” appearing in Section 1(b) of this Agreement, Buyer shall bear the costs of tenant improvements, leasing commissions and other bona fide third party costs incurred with respect to such New Space Lease(s) and Buyer shall assume such obligations as part of its assumption of the Leases and reimburse Seller to the extent it has paid any of such expenses on or prior to Closing.

(vii)           Seller shall receive a credit for utility deposits for any utility accounts which are transferred to Buyer.

If the Closing shall occur before the applicable tax bill is available (or before a new tax rate or new assessed valuation is fixed) for the fiscal period in which Closing occurs, the apportionment of taxes at the Closing shall be upon the basis of the most recent tax bill (or current tax rate or assessed valuation), as applicable. Promptly after the tax bill for the fiscal period in which Closing occurs is available (or the new tax rate or new assessed valuation is fixed), the apportionment of taxes shall be recomputed. Any discrepancy resulting from such recomputation shall be promptly corrected. The obligations set forth in this paragraph shall survive the Closing indefinitely.

If any operating expenses or other prorations (other than taxes) cannot conclusively be determined as of the Closing Date (prorated as of the Proration Time), then the same shall be adjusted at Closing based upon the most recently issued invoices/bills as of the Closing Date. Any discrepancy resulting from such computation and any errors or omissions in computing apportionments at Closing shall be corrected one time promptly after the date that is ninety (90) days after the Closing Date. The obligations set forth in this paragraph shall survive the Closing for a period of one hundred (120) days, except the obligation for reproration of real estate taxes shall survive until ninety (90) days after the tax bill for such taxes which were prorated based on an estimate are received by Buyer.

(g)               The Buyer shall replace prior to Closing all Agreed Security which Seller or its related entities have posted with respect to the Property and to the extent Buyer has not done so by Closing, the Buyer shall escrow the amount of such Agreed Security with Escrow Agent for a period of up to ninety (90) days after Closing, whereby to the extent such Agreed Security is returned to Seller the amount of such Agreed Security will be disbursed to Buyer and at the end of such ninety (90) days the balance in escrow shall be disbursed to Seller.

The provisions of this Section 10 shall survive the Closing.

11.              Brokerage. The parties hereto each represent to the other that there are no brokers that are or were instrumental in the negotiation and/or consummation of this transaction. Seller and Buyer hereby indemnify and hold each other harmless from and against any cost, fees, damages, claims and liabilities, including, but not limited to, reasonable attorneys’ and paralegals’ fees arising out of any claim or demand or threats of claim made by any broker or salesmen claiming a commission by reason of its relationship with the offending party or its representatives, employees or agents, whether incurred by settlement and whether or not litigation results at all trial, arbitration and appellate levels. The provisions of this Section shall survive the Closing or earlier termination of this Agreement.

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12.              Operation of the Property.

(a)                Seller covenants and warrants that between the date hereof and the Closing Date: (1) Seller will attempt to satisfy the Consent Condition, but the Seller shall have no liability in the event it does not do so for any reason – and Buyer will attempt to assist Seller in this regard; (2) Seller will not enter into, amend, modify or terminate any of the Lease(s) or Contracts, except as provided for in Section 1(b) above, in the definition of the term “Lease(s)” or “Contracts”; and (3) Seller will continue to maintain the Property consistent with past practices and in the condition as of the Effective Date, subject to reasonable wear, tear, condemnation and casualty excepted. The Seller shall be entitled to operate the Property in the ordinary course of business without the consent of Buyer, including, but not limited to, entering into the Purchase Contracts, Permitted Contracts and as otherwise permitted by this Agreement; provided, however, the Seller shall not (i) offer any further discounts or inducement for sale of any portion of such Property other than discounts or inducements similar to those that it previously offered in the ordinary course of its business, or (ii) sell any golf course or tract (which is not a lot). Seller shall cease entering into Purchase Contracts and Permitted Contracts forty-eight (48) hours prior to the Closing Date.

(b)               The parties acknowledge that the Seller presently has employees performing services in connection with the ownership and operation of the Property. The Buyer shall have no obligation to retain any of such employees; provided, however, from and after November 5, 2011 (if this Agreement has not been terminated prior to this date), the Buyer shall have the right to interview such employees (which, if Seller desires, shall be in the presence of a representative designated by Seller, provided the Seller makes such representative available within a reasonable time after Buyer desires to schedule such interviews with the employees) and to the extent the Buyer elects to retain any such employees, the Seller agrees that on or after Closing, the Buyer shall have the right, at its sole option, to retain any such employees. Seller shall be responsible for all compensation, deferred obligations and benefits owed to such employees as of Closing as to the employees retained by Buyer and Buyer shall have no obligations for any of Seller’s employees which are not retained by Buyer. The provisions of this Section 12(b) shall survive Closing.

(c)                The Buyer agrees that the books, records and other documents which will be made available to the Buyer at Closing may be needed by the Seller after Closing in connection with Seller’s business needs. In connection therewith, the Buyer agrees that it shall make such books, records and documents in Buyer’s possession or in the possession of the property owner’s association (“Association”) related to the Property, available to Seller for inspection and copying as Seller may reasonably request. Additionally, the Buyer agrees that it and its successors and assigns shall cause the Association, to the extent within the Buyer’s control, to assist and cooperate with Seller in connection with defense of any Existing Litigation or other business matters that the Seller may reasonably request, provided that the Buyer shall not be required to incur any material liability or expense in connection therewith. The provisions of this paragraph shall survive Closing.

(d)               The Buyer shall be responsible for all development activity and other obligations relating to the ownership and operation of the Property from and after Closing. The provisions of this paragraph shall survive Closing.

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(e)                The Seller agrees to the following for a period ending three (3) years after the Closing Date:

(i)                 The Seller shall not sell or transfer the name “Bluegreen Communities” to a third party (other than in connection with the sale, merger and/or consolidation of Bluegreen Corporation or its subsidiaries), whereby the name “Bluegreen Communities” shall be utilized by such third party in connection with the sale of residential lots (other than as permitted in Section 12(e)(iii)) and/or golf course communities within any of the states in which the Real Property is located; and

(ii)               Except as set forth in Section 12(e)(iii), neither Bluegreen Corporation or any subsidiary of Bluegreen Corporation (“Specified Companies”) shall compete with the Buyer in connection with the development and/or sale of single family residential lots and/or golf course communities within any of the states in which the Real Property is located.

(iii)             Notwithstanding anything contained in this Paragraph 12(e)(i) or (ii) to the contrary, there shall be no restriction as to the ability of Bluegreen Corporation, any of Bluegreen Corporation’s subsidiaries or any entity in which any such Specified Companies is merged, sold or consolidated, including in connection with the use of the name “Bluegreen Communities” to sell, acquire and/or otherwise dispose of any of the Excluded Property which is owned by Seller and/or any property obtained by Seller and/or any Specified Companies in connection with the receivables comprising a portion of the Excluded Property.

(iv)             At Closing, the Sellers shall enter into an agreement with Buyer agreeing to the provisions of this Paragraph 12(e) (“Restrictive Covenant”).

13.              Default.

(a)                If Buyer shall default in its obligations to timely close the acquisition of the Property in accordance with the terms of this Agreement on the Closing Date, then Seller shall have the right to terminate this Agreement, whereupon this Agreement shall terminate, Escrow Agent shall deliver to Seller the Deposit, and the parties shall be released of all further obligations each to the other under this Agreement as agreed upon liquidated damages in full settlement of any and all claims against Buyer for damages or otherwise, except Buyer and Seller shall not be released of their respective Surviving Obligations.

(b)               If Seller shall default in any of the terms, representations, covenants and/or provisions of this Agreement on the part of Seller to perform or upon the default by Seller under this Agreement, Buyer may (i) seek specific performance (but not damages) of this Agreement, or (ii) elect, in writing, to terminate this Agreement, whereupon this Agreement shall terminate, the Deposit shall be returned to Buyer by Escrow Agent, and the parties shall be released of all further obligations each to the other under this Agreement, except Buyer and Seller shall not be released of their respective Surviving Obligations.

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(c)                Prior to Seller and Buyer exercising their respective remedies set forth above, the other party shall provide the defaulting party with notice and two (2) business days opportunity to cure prior to enforcing its remedies set forth in this Agreement. As to non-monetary obligations which cannot be cured in such two (2) business day time frame, provided that cure has begun within the two (2) business day time frame, the defaulting party shall have the reasonable period of time not to exceed ten (10) days following written notice to commence to cure such default and proceed with reasonable diligence to complete such cure after such notice; provided, however, nothing herein shall be deemed to obviate or delay beyond the two (2) business day cure period, the parties’ obligation for monetary obligations or their obligation to close on the Closing Date at the times and subject to the terms set forth herein. The remedies set forth in this Section 13 and elsewhere in this Agreement are the sole and only remedies of the parties with respect to any breach of covenant, warranty or agreement of the parties set forth in this Agreement prior to Closing (not cured within the applicable cure period) except with respect to the Surviving Obligations. After Closing, in the event of a default by any party of its representations or warranties which survive Closing which are not cured within the applicable cure period referred to above, then the non-defaulting party shall be entitled to any and all remedies available at law for compensation and equity for such breach, but in no event shall such party be entitled to consequential or punitive damages or rescission.

(d)               The parties further agree that in the event it becomes necessary for either party to litigate in order to enforce its rights under the terms of this Agreement then, and in that event, the prevailing party shall be entitled to recover reasonable attorneys’ fees and the costs of such litigation, through and including all trial and appellate litigation. The provisions of this Sub-Section 13(d) shall survive the Closing or earlier termination of this Agreement.

14.              TRIAL BY JURY. SELLER AND BUYER HEREBY MUTUALLY, KNOWINGLY, WILLINGLY AND VOLUNTARILY WAIVE THEIR RIGHT TO TRIAL BY JURY AND NO PARTY, NOR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF THE PARTIES (ALL OF WHOM ARE HEREINAFTER COLLECTIVELY REFERRED TO AS “PARTIES”) SHALL SEEK A JURY TRIAL OF ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEEDING BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY INSTRUMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, CLOSING DOCUMENTS OR IN ANY WAY RELATED TO THIS AGREEMENT OR INSTRUMENT OR ANY COURSE OF ACTION, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION RELATING TO THIS AGREEMENT. THE PARTIES ALSO WAIVE THE RIGHT TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN WAIVED, EXCEPT FOR MANDATORY JOINDERS. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY NEGOTIATED BY THE PARTIES. THE WAIVER CONTAINED HEREIN IS IRREVOCABLE, CONSTITUTES A KNOWING AND VOLUNTARY WAIVER AND SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO THE OTHER PARTIES THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING.

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15.              As Is.

(a)                It is understood and agreed that, except as specifically set forth in this Agreement and the documents delivered at Closing, Seller disclaims all warranties or representations of any kind, express or implied, with regard to the Property, including, but not limited to, warranties as to matters of title, zoning, tax consequences, physical or environmental conditions, financial information, pro formas, sales or other projections, or any other matter or thing relating to or affecting the Property or the Seller. Buyer agrees that Buyer is not relying on, and will not rely on, either directly or indirectly, any representation or warranty of Seller, Seller’s agents or employees, other than as expressly set forth in this Agreement as surviving Closing and in the closing documents. BUYER ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNITIES SET FORTH HEREIN AS SURVIVING THE CLOSING AND IN THE CLOSING DOCUMENTS, BUYER SHALL ACCEPT THE PROPERTY IN AN “AS IS” AND “WHERE IS” CONDITION WITH ALL FAULTS AND THERE ARE NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, COLLATERAL TO OR AFFECTING THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, NO WARRANTIES OF MERCHANTABILITY OR HABITABILITY.

(b)               The Buyer has conducted such investigations of the Property, including, but not limited to, title, physical and environmental conditions and such other matters with respect to the Property as Buyer deems necessary or desirable to satisfy itself with respect to the Property prior to the Effective Date and the Buyer acknowledges and agrees that, except as set forth in this Agreement, the Buyer is acquiring the Property in an “AS IS” and “WHERE IS” condition. The Buyer represents and warrants that the Buyer has or will conduct prior to Closing such investigation of the Property as Buyer deems necessary or desirable and will rely solely on such investigation and on the representations of Seller specifically set forth in this Agreement for period of survival and/or in the closing documents. Subject to Seller’s representations specifically set forth in this Agreement and/or in the closing documents, Buyer assumes the risks that adverse matters relating to the Property which may not have been revealed by Buyer’s investigation and Buyer acknowledges the prior use and operation of the Property and Buyer’s opportunity to inspect the Property.

(c)                Buyer acknowledges that except as specifically set forth in this Agreement and in the documents to be delivered at Closing, that the Seller has made and makes no representations, warranties, express, implied or statutory of any kind whatsoever with respect to (i) the use and suitability of the Property for Buyer’s intended use, (ii) the nature, quality and physical condition of the Property and construction of the improvements, (iii) the profitability or operation of, cash flow, and income to be derived from the Property, (iv) the past or present use or development investigation, potential tax ramification or consequences, (v) the compliance with laws, rules, ordinances and regulations of governmental authority or body, (vi) the present or future zoning, unit or lot density, the presence or absence of hazardous material or substances, the availability of utilities, access to public roads, and the status or condition of entitlements, (vii) the marketability, habitability, merchantability, fitness or suitability for any purpose or any matter with respect to the Property (collectively the “Condition of the Property”), or (viii) any other matter relating to the Property or the Property Information, all of which are, except as set forth in this Agreement or in the documents provided by Seller at Closing being disclaimed by the Seller. Buyer acknowledges that except as set forth in this Agreement or in the documents to be executed at Closing, the Seller has made and makes no representation or warranty or covenant as to the condition of the Property, Property Information or compliance of the Property with any federal, state, municipal or local statutes, laws, rules, regulations, ordinances including, without limitation, those pertaining to construction, building and health codes, land use, zoning, hazardous substances or toxic waste or substances, pollutants, contaminants or other environmental matters.

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(d)               Buyer acknowledges and agrees that it will be given a full opportunity to inspect and investigate each and every aspect of the Property either independently or through agents of Buyer’s choosing including, without limitation, the condition of the Property.

(e)                Buyer waives any rights or claims it may have against Seller or any Seller affiliates in connection with the presence of, or any loss, cost or damage associated with, Hazardous Materials in, on, above or beneath any Real Property or emanating therefrom. If at any time after the Closing, any third party or any governmental agency seeks to hold Buyer responsible for any loss, cost or damage arising from any Hazardous Materials in, on, above or beneath any Real Property or for the violation of any Hazardous Materials Laws (as hereinafter defined), Buyer agrees that it shall not (a) implead Seller, (b) bring a contribution action or similar action against Seller, or (c) attempt in any way to hold Seller responsible with respect to any such matter.

THE TERMS OF THIS SECTION SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.

16.              Escrow Agent.

(a)                It is agreed that the duties of Escrow Agent are only as herein specifically provided and purely ministerial in nature, and Escrow Agent shall incur no liability whatever except for willful misconduct or gross negligence, as long as Escrow Agent has acted in good faith. Seller and Buyer each release Escrow Agent from any act done or omitted to be done by Escrow Agent in good faith in the performance of its duties hereunder, except the parties shall not release Escrow Agent from willful misconduct or gross negligence.

(b)               Escrow Agent is acting as stakeholder only with respect to the Deposit and any other monies or documents to the extent delivered to Escrow Agent pursuant to this Agreement. Except with respect to a termination of this Agreement by Buyer pursuant to Section 8(a), Escrow Agent agrees that at such time as either party alleges that there is a default or other event entitling the other party to the Deposit or other monies or documents held by Escrow Agent, then Escrow Agent shall send notice to Buyer and Seller advising that the other party has made demand on Escrow Agent for such Deposit or other monies or documents held by Escrow Agent. If the other party does not dispute Escrow Agent disbursing the Deposit or other monies or documents held by Escrow Agent within ten (10) days of receipt of notice that Escrow Agent intends to disburse the Deposit or other monies or documents held by Escrow Agent, then Escrow Agent is authorized to disburse the Deposit or other documents as set forth in Escrow Agent’s notice. If there is a dispute as to disposition of any proceeds or documents held by Escrow Agent pursuant to the terms of this Agreement, Escrow Agent is hereby authorized to interplead said amount or documents with a court of competent jurisdiction and thereby released of all further obligations hereunder. Any such interpleader action must be brought in Broward County, Florida. Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding including, without limitation, reasonable attorneys’ fees and disbursements, by the party determined to have wrongfully disputed Escrow Agent’s authority to disburse. Upon making delivery of the Deposit and the cash or documents to close, Escrow Agent shall have no further liability unless such delivery constituted willful misconduct or gross negligence.

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(c)                The provisions of this Section 16 shall survive any termination of this Agreement.

17.              Limitation of Liability. Except for the Guarantor as set forth in this Agreement, no shareholders, partners or members of either party, nor any of its or their respective officers, directors, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and each party hereby waives for itself and anyone who may claim by, through or under such party any and all rights to sue or recover on account of any such alleged personal liability.

Notwithstanding anything set forth in this Agreement to the contrary, the parties agree that neither party (nor Bluegreen Corporation as to its indemnity or agreements set forth in this Agreement) shall have any liability to the other for any breach of a party’s covenants, agreements, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by a party to the other unless the valid claims for all such breaches collectively aggregate more than Three Thousand and 00/100 Dollars ($3,000.00), in which event the full amount of such valid claims shall be actionable, up to the cap set forth in the following sentence. Further, Buyer agrees that any recovery against Seller for any breach of Seller’s covenants, agreements, representations and warranties hereunder or under any other agreement, document, certificate or instrument delivered by Seller to Buyer or against Bluegreen Corporation (as to its indemnity or agreements set forth in this Agreement), or under any law applicable to the Property or this transaction, shall be limited to Buyer’s actual damages not in excess of Three Million and 00/100 Dollars ($3,000,000.00) in the aggregate and that in no event shall Buyer be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

The provisions of this Section 17 shall survive Closing or earlier termination of this Agreement.

18.              Miscellaneous.

(a)                Representations and Warranties. Except as otherwise expressly provided in this Agreement, no representations and warranties set forth in this Agreement shall survive the Closing, and no action based thereon shall be commenced after Closing.

(b)               Merger. The delivery of the Deeds by Seller, and the acceptance and recording thereof by Buyer, shall be deemed the full performance and discharge of each and every obligation on the part of Seller to be performed hereunder and shall be merged in the delivery and acceptance of the Deeds, except for such other obligations of Seller or Buyer which are expressly provided herein to survive the Closing.

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(c)                Independent Responsibility/No Alter Ego.  The parties hereby agree that the obligations of the parties under this Agreement are separate and distinct, and that no party's affiliate (of any type or nature) or other third party is responsible in any manner whatsoever for the debts, liabilities or obligations of any party hereto.  As such, the parties agree that no party's affiliate (of any type or nature) or other third party is an alter-ego of any other party (or any affiliate thereof) or in any manner is or shall be vicariously, derivatively or otherwise liable for the debts, liabilities or obligations of any party or any affiliate thereof (collectively, “Derivative Claims”).  The parties further agree that, as a material part of and material inducement for the transactions contemplated by this Agreement, they will not assert any Derivative Claims in any dispute, claim or controversy relating to or arising out of this Agreement.  The provisions of this Section shall survive the closing or consummation of the transactions contemplated by this Agreement or any termination or purported termination of this Agreement.

(d)               Confidentiality/Filings/Press Releases. Prior to Closing, both Seller and Buyer agree to keep the terms of this Agreement confidential, and not to disclose its contents to anyone except (a) their respective lenders, investors, partners, legal counsel, accountants, and other representatives that are involved with the consummation of this transaction; or (b) as may be required by applicable law, except that either party may make such public announcement regarding the transaction contemplated by this Agreement as may, in such party’s reasonable judgment, be required by, or appropriate under, applicable law, including, without limitation, disclosures required to be made to the Securities and Exchange Commission or the New York Stock Exchange and any press releases issued in connection with such Securities and Exchange Commission or New York Stock Exchange filings. In addition, subject to the foregoing exceptions, the parties covenant and agree that it shall maintain confidential and not communicate or make any public announcement or disclosure of any materials, documentation or information relating to Buyer’s due diligence investigations of the Property to any third parties, before the Closing, except (i) as required by law, or (ii) in connection with performing Buyer’s due diligence; or (iii) to Seller’s auditors, attorneys and other advisors. Notwithstanding anything contained herein to the contrary, in the event Buyer is required by law to disclose any confidential terms of this Agreement, prior to disclosing same, Buyer shall notify Seller in writing of such required disclosure, shall exercise all commercially reasonable efforts to preserve the confidentiality of the confidential documents or information, as the case may be, including, without limitation, reasonably cooperating with Seller to obtain an appropriate court order or other reliable assurance that confidential treatment will be accorded such confidential information, as the case may be, by such tribunal or authority and shall disclose only that portion of the confidential documents or information which it is legally required to disclose. If this Agreement is terminated such confidentiality shall be maintained, and Buyer will destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer in connection with this Agreement that are subject to such confidence, with any such destruction confirmed by Buyer to Seller in writing upon request. Buyer covenants that it shall inform each of the Buyer agents of the confidential nature of the information supplied by Seller to Buyer. Buyer shall use reasonable efforts to cause each of the Buyer agents to comply with the restrictions contained in this Agreement. Notwithstanding any provision in this Agreement to the contrary, neither the Buyer nor the Buyer agents shall contact any governmental official or representative regarding the Property other than in connection with performing a zoning/building code file review and other reasonable due diligence pertaining to the Property. In the event of a breach of a party of this Section (d) the prevailing party shall be entitled to equitable relief by way of specific performance or injunctive relief without the need of a bond and each party hereby indemnifies the other against, and holds the other harmless from, any and all claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees actually incurred) arising in connection with such party’s obligations under this Section. The existing Confidentiality Agreement executed by Buyer dated March 16, 2011 (“Existing Confidentiality Agreement”) shall remain in full force and effect. To the extent of any conflict between this Agreement and the Existing Confidentiality Agreement, the expansive of the terms of this Agreement and the Existing Confidentiality Agreement shall control. The provisions of this Section (d) shall survive any termination of this Agreement or the Closing. Post-Closing, the parties shall be authorized to make such appropriate press releases as they deem reasonable under the circumstances, provided such press releases shall not contain any negative or disparaging remarks about either party nor disclose the financial terms of this Agreement (other than as may be required by law and/or in connection with securities law compliance).

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(e)                Notices. Any notice required or permitted to be given by the terms of this Agreement or under any applicable law by either party shall be in writing and shall be either hand delivered or sent by (i) certified mail, postage prepaid, return receipt requested, (ii) facsimile transmission with a copy sent by the next business day by certified mail, return receipt requested, (iii) electronic transmission (i.e., e-mail), or (iv) reputable overnight courier service such as Federal Express. Such written notice shall be addressed to the parties at the Notice Location set forth in Section 1 of this Agreement unless the address is changed by the party by like notice given to the other parties. Notice shall be deemed delivered upon the earlier of (i) actual receipt or five (5) days after mailing by certified mail, (ii) when sent with confirmation of receipt if sent by facsimile transmission or e-mail, (iii) one business day after deposit with a reputable overnight courier, or (iv) upon hand delivery to the address indicated. Notices sent by legal counsel for either Buyer or Seller shall constitute the notice of the party for which such legal counsel is acting.

(f)                Condemnation. Should any governmental entity having the power of condemnation, initiate eminent domain proceedings prior to the time of any Closing, to condemn any portion of the Property (other than the Excluded Property), then Buyer, at its sole option, may elect: (i) to consummate the transactions contemplated by this Agreement on the Closing Date without diminution in the Purchase Price and, on the Closing Date, Seller shall pay over and/or assign to Buyer as applicable (without recourse or warranty) any condemnation proceeds paid or payable to Seller with respect to the Property (and if the condemnation is completed prior to Closing the condemned portions of the Property will not be part of the Property); or (ii) Buyer shall have the right to elect to exclude the lots within the Property so condemned, whereupon such condemned portions of the Property would become Excluded Property, the Seller would retain all condemnation awards for such lots and Purchase Price reduced by Allocated Purchase Price multiplied by a fraction, the numerator which is the number of lots within such portion of the Property condemned and the denominator is the number of lots within such portion of the Property existing as of the Effective Date (i.e., by way of example, if 10% of the lots of The Bridges as shown on Exhibit N was condemned then such lots within The Bridges which are condemned and the condemnation proceeds for such lots would be Excluded Property and the Purchase Price reduced by 10% of the Allocated Purchase Price for The Bridges). In the event Buyer shall fail to elect clause (i) or (ii) above within twenty (20) days of notification to Buyer of such condemnation or in the event of a non-material condemnation, then Buyer shall be deemed to have elected the provisions of clause (i). Seller shall retain all rights (including the rights to all condemnation awards) with respect to the Excluded Property.

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(g)               Damage by Casualty. It is the intention of the parties that on the Closing Date, the Property shall be in substantially its present state and condition, subject only to reasonable wear, tear and casualty. Therefore, risk of loss to the Property from any casualty shall be borne by Seller until the Closing Date. If all or any part of the Property is damaged in any material respect (i.e., $100,000 or more) by any casualty prior to the Closing Date, Seller shall notify Buyer thereof and (i) Buyer may elect to terminate this Agreement, whereupon the Agreement shall terminate, Seller shall keep the Deposit, and thereafter, except as otherwise specifically set forth in this Agreement as Surviving Obligation, neither party shall have any right or remedy against the other; or (ii) if Buyer does not elect to terminate this Agreement as provided above, or if such casualty is not a material casualty, then Buyer shall close the acquisition of the Property on the Closing Date (as extended) and at Closing Seller shall assign to Buyer (without recourse or warranty) all of Seller’s right, title and interest in and to the proceeds of any and all insurance relating to such damage.

(h)               Further Assurances. Each party will promptly execute and deliver any and all written further assurances that are reasonably necessary, convenient, or desirable to evidence, complete or perfect (or any combination thereof) the transactions contemplated by this Agreement, so long as no further assurance operates to impose any new or additional liability upon any party. The parties will so perform all other acts that are reasonably necessary, convenient, or desirable for any such purpose, so long as no new or additional liabilities are incurred. The provisions of this Section 18(h) shall survive the Closing.

(i)                 No Recording. Except in connection with a lis pendens for suit for specific performance, Buyer shall not record this Agreement or any memorandum of the terms of this Agreement. The Buyer does hereby indemnify and hold the Seller harmless for all loss, cost or expense, including, but not limited to, reasonable attorneys’ fees and court costs through all trial and appellate levels in connection with the Buyer or its agents violating the provisions of this section. In the event Buyer files a lis pendens, then Buyer shall be liable for all damages Seller may suffer if such lis pendens is filed by Buyer and Buyer is not the prevailing party in such action (but not punitive damages). The provisions of this section shall survive any termination of this Agreement.

(j)                 Time is of the Essence. For purposes herein, the parties agree that time shall be of the essence of this Agreement.

(k)               Captions and Section Headings. Captions and section headings contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement, nor the intent of any provision hereof.

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(l)                 No Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing, signed by the party against whom it is asserted and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

(m)             Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement. Facsimile transmission copies of execution pages of this Agreement or any amendments of this Agreement or notices pursuant this Agreement shall constitute original execution documents for purposes of this Agreement or any such amendment or notice.

(n)               Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns (where assignment is not restricted).

(o)               Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Florida and venue with respect to any litigation shall be Broward County, Florida.

(p)               Gender. All terms and words used in this Agreement regardless of the number and gender in which used, shall be deemed to include any other gender or number as the context or the use thereof may require.

(q)               Entire Agreement and Modification. This Agreement contains and sets forth the entire understanding between Seller and Buyer and it shall not be changed, modified or amended except by an instrument in writing and executed by the party against whom the enforcement of any such change, modification or amendment is sought.

(r)                 Relationship. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership, joint venture or any other relationship between Seller and Buyer, or any of them, other than the relationship of parties to the sale as set forth in this Agreement. The provisions of this Agreement are for the benefit of Seller and Buyer only and not for the benefit of any third party.

(s)                Joint Preparation. The preparation of this Agreement has been a joint effort of the parties and the resulting documents shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than the other.

(t)                 Severability. If any provisions of this Agreement are held to be invalid, void or unenforceable, the remaining provisions of this Agreement shall not be affected or impaired and each remaining provision shall remain in full force and effect. In the event that any term or provision of this Agreement is determined by appropriate judicial authorities to be illegal void or otherwise invalid, said provision shall be given its nearest legal meaning or be construed as deleted as such authority determines and the remainder of this Agreement shall be construed to be in full force and effect.

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(u)               Assignment. Buyer shall have the right to assign this Agreement to an affiliate (whereby the principals of Buyer (i.e., Guarantor, Thad Rutherford, Kim Woodbury) control such affiliate) or to a majority owned subsidiary of the Buyer or to a pension fund, pension manager or other institutional investor or to a joint venture, limited liability company or other entity in which Buyer and/or a controlled affiliate and/or any such pension fund, pension manager or other institutional investor are participants, in each of the foregoing cases without necessity for consent by Seller. Except as provided in the previous sentence, the Buyer shall not have the right to assign this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld. In connection with any assignment of this Agreement by Buyer, the Buyer shall be required to provide a copy of such assignment to Seller, whereby this Agreement is assigned to such assignee and such assignee assumes the obligations of the Buyer under this Agreement at least five (5) days prior to Closing. Notwithstanding any such assignment, whether or not the consent of the Seller is required, the Buyer shall not be released of its obligations under this Agreement and the Buyer shall remain jointly and severally liable for the obligations of the Buyer under this Agreement, together with such assignee.

(v)               Mortgages. The Seller shall have the right to encumber the Real Property at any time on or before Closing with one or more mortgages in favor of unrelated (i.e., to Seller) lenders, provided that the aggregate amount of the outstanding principal balance(s) of such mortgage(s) (which, for this purpose, shall include all amounts which could be advanced under any future advance provisions of such mortgage[s]) shall not exceed ninety percent (90%) of the Purchase Price and the Seller agrees that to the extent it obtains any such mortgage(s) it shall be the Seller’s obligation to cause the Property to be released from the lien of such mortgage(s) at Closing.

Subject to the next sentence, Seller and Buyer agree that this Agreement is hereby made subject and subordinate at all times to all liens and mortgages now or hereafter affecting all or any portion of the portions of the Real Property to be conveyed pursuant to this Agreement. The terms “mortgages”, as used herein, shall be deemed to include trust indentures and deeds of trust. Such subordination as to new mortgage(s) obtained after the Effective Date shall be upon condition that the holder(s) of such mortgage(s) will agree to honor this Agreement and accept in satisfaction of the indebtedness secured thereby the net cash payable to Seller at the Closing hereunder. Should Buyer, Seller or any such mortgagee(s) desire confirmation of the foregoing, then each, within twenty (20) days following delivery of the requesting party’s written request thereof, agrees to execute and deliver, without charge, any and all reasonable documents confirming the foregoing subordinating and agreement to honor this Agreement.

(w)             Offer. Once this Agreement has been executed by Buyer and the Initial Deposit delivered to Escrow Agent, this will constitute an offer to purchase the Property upon the terms and conditions set forth herein. Should this offer not be accepted (by full execution hereby by Seller and delivery of an executed copy to Buyer) on or before a date which is three (3) business day after Buyer executes this Agreement, this offer may, in the sole and absolute discretion of Buyer, be revoked by delivery of written notice to Seller, whereupon the Seller shall retain the Fee and the balance of the Deposit (if previously delivered to Escrow Agent) shall be returned to Buyer, and this Agreement, and such offer shall be of no further force and effect.

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(x)               Drafts not an Offer to Enter into a Legally Binding Contract. The submission of a draft, or a marked up draft, of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a matter acceptable to each of the parties in their respective sole discretion, including, without limitation, all of the exhibits hereto, and Seller and Buyer have fully executed and delivered to each other a counterpart of this Agreement, including, without limitation, all exhibits hereto.

(y)               Notice Regarding Radon. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

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THIS IS INTENDED TO BE A LEGALLY BINDING AGREEMENT. IF NOT FULLY UNDERSTOOD, SEEK THE ADVICE OF ANY ATTORNEY PRIOR TO SIGNING.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year below.

SELLER:

See Exhibit A attached hereto and made a part hereof

BUYER:

SOUTHSTAR DEVELOPMENT PARTNERS, INC., a Florida corporation

By: /s/

Name:

Title:

Date:

ESCROW AGENT’S ACCEPTANCE

The undersigned, Ruden McClosky P.A., hereby agrees upon receipt of the Deposit to act as Escrow Agent in accordance with the foregoing Agreement.

RUDEN McCLOSKY P.A.

By: /s/

Name:

Title:

Date:

The undersigned joins in this Agreement to guaranty to Seller the payment and performance of the Buyer’s obligations set forth in Sections 13(d) and 18(i) of this Agreement.

GUARANTOR:

 /s/

J. Larry Rutherford

Date:

EXHIBIT A

SELLER

BLUEGREEN SOUTHWEST ONE, L.P.

By:	/s/
Name:
Title:
Date:

BLUEGREEN COMMUNITIES OF TEXAS, L.P.

By:	/s/
Name:
Title:
Date:

BRIDGES GOLF PRIVATE CLUB, INC.

By:	/s/
Name:
Title:
Date:

THE BRIDGES CLUB MANAGEMENT, LLC

By:	/s/
Name:
Title:
Date:

BLUEGREEN COMMUNITIES OF GEORGIA, LLC

By:	/s/
Name:
Title:
Date:

BLUEGREEN GOLF CLUBS, INC.

By:	/s/
Name:
Title:
Date:

JORDAN LAKE PRESERVE CORPORATION

By:	/s/
Name:
Title:
Date: